Carolina Trust BancShares, Inc. 8-K

News Release

For Immediate Release

Contact:

Jerry L. Ocheltree

President and CEO

Carolina Trust BancShares, Inc.

(704) 735-1104

Carolina Trust BancShares, Inc. Reports Second Quarter 2017
Earnings of $0.04 per Share

LINCOLNTON, N.C., July 26, 2017 (GLOBE NEWSWIRE) -- Carolina Trust BancShares, Inc. (the “Company”) (NASDAQ - CART) announced today its financial results for the second quarter that ended June 30, 2017 (“2Q17”). The Company earned net income available to common shareholders of $196,000 or $0.04 per diluted share in 2Q17 which was a $203,000 decrease as compared to $399,000 or $0.08 per diluted share earned during the quarter ended June 30, 2016 (“2Q16”). Return on average assets (“ROA”) was 0.20%, and return on average shareholder’s equity (“ROE”) was 2.64% for 2Q17, as compared to the 2Q16 ROA of 0.49% and ROE of 5.57%.

Net income for 2Q17 was also $196,000, as compared to $457,000 in 2Q16. For 2016 and earlier reporting periods, net income exceeded net income available to common shareholders by the amount of the preferred dividend. The Company’s subsidiary bank (the “Bank”) redeemed all $2.6 million of outstanding preferred stock at par in December 2016 after the Company invested $8.8 million in the Bank’s common equity. The Company’s source of funds for this investment was $10 million in subordinated debt issued in October 2016.

Compared to the quarter ended March 31, 2017 (the “linked quarter” or “1Q17”), net income available to common shareholders decreased by $15,000 (7%). Foreclosed asset expenses were $181,000 higher in 2Q17 than the linked quarter as updated appraisals and sales contracts of properties accounted for most of the write-down. These expenses are discussed further below under non-interest expenses. Partially offsetting this expense increase was a lower provision for loan losses that declined by $87,000 to $64,000, or 0.08% of average loans, annualized, in 2Q17 as compared to $151,000 or 0.20% of average loans, annualized, in the linked quarter.

The earnings decrease from 2Q16 to 2Q17 was due to a $441,000 (15%) increase in noninterest expenses, including increases of $118,000 in foreclosed asset expenses and $103,000 in data processing expenses. While the foreclosed asset expenses were higher than previous quarters, the sales and write-downs during the quarter reduced the net book value of foreclosed assets to $583,000 at June 30, 2017, which is the lowest foreclosed asset balance since 2009. The increase in data processing expenses was mostly due to the conversion of the core banking system which resulted in 2Q17 expenses totaling $77,000. The conversion was completed successfully during 2017, and any future conversion expenses are not expected to be material.

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Despite $188,000 in 2Q17 interest expense on subordinated debt that was issued in October 2016, net interest income increased by $41,000 from 2Q16 to 2Q17 as loan interest income grew by $204,000 while deposit interest expense declined by $48,000. Average loans were $317 million in 2Q17, a 7% increase from $296 million in 2Q16. Overall loan yield was 5.08% in 2Q17, down from 5.18% in 2Q16, as rates on loans originated in the past year have been slightly below the average rate of the portfolio a year ago. Furthermore, many of the variable rate loans were at their floor rates (i.e. the minimum loan rate, or floor rate, exceeded the loan rate index, generally the prime rate, plus the spread) a year ago, and only recently did the variable rates move higher than the floor rates. Average deposits grew by 1%, and the yield declined from 0.81% to 0.74% from 2Q16 to 2Q17.

During 2Q17, the average loans and average deposits were up 9% and 10%, respectively, from the linked quarter averages. The yield on loans increased to 5.08%, up 4 basis points (“bp”) from 1Q17, and the yield on deposits remained unchanged at 0.74%.

Jerry L. Ocheltree, President and Chief Executive Officer stated, “We are pleased with our annualized loan growth rates during the second quarter, highlighted by a 9% increase in the average balance and a 16% increase in the ending balance. Equally as important, we grew both average deposits and the quarter end balance at a 10% annualized rate, which provided liquidity for our loan growth. Our net interest margin remained at strong levels as we were disciplined in our product offerings and pricing. Our noninterest expenses climbed as we incurred $117,000 in expenses related to projects. We expect only a minimal amount of expense, if any, on these projects in future quarters. We also incurred a $128,000 increase over last year in write-downs of foreclosed properties, but we are encouraged that property sales have reduced the overall foreclosed asset balance to its lowest level since 2009.”

“With our nine convenient branch locations and our talented employees serving communities located north and west of Charlotte, we are focused on providing excellent service to meet the banking needs of our current customers as we also reach out to gain new relationships to grow our market share. The move to our permanent location in the Viewmont section of Hickory and the conversion of our loan production office to a full-service branch in southern Mooresville have been well received. We are working diligently to leverage our resources in those new offices for loan and deposit growth. I appreciate the teamwork of our management, lenders and branch personnel, and support staff that is a key component for us to achieve our goals of profitability, managed growth, efficiency, and the highest quality service. We are also beginning to see benefits from the mergers involving competitor banks both within and contiguous to our market areas. Merger activity will, in some cases, provide opportunities to add both banking relationships and experienced professionals that will support our growth initiatives.”

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Set forth below are certain selected financial items for the quarter ended June 30, 2017:

●	Pre-tax earnings of $285,000, a decrease of $438,000 or 61% compared to 2Q16.
●	Increase in total loans outstanding of $12,740,000, or 16% on an annualized basis, from March 31, 2017. During 2Q17, loan originations totaled $31,809,000 as compared to $15,075,000 in 2Q16. The loan production pipeline increased June 30, 2017 as compared to March 31, 2017 and to June 30, 2016.
●	Increase in deposits of $7,713,000, or 10% on an annualized basis, from March 31, 2017. This deposit growth represents an increase to retail deposits of $6,662,000, or 10% on an annualized basis, and an increase to brokered and listing service deposits of $1,051,000.
●	Total nonperforming assets (“NPAs”) decreased by $338,000 from $3,817,000 at March 31, 2017 to $3,479,000 at June 30, 2017. This decrease resulted in an 11 bp reduction in the Bank’s NPAs as a percentage of total assets, from 1.00% at March 31, 2017 to 0.89% at June 30, 2017.
●	The Bank’s Allowance for Loan and Lease Losses (“ALLL”) to total loans decreased by 12 bps from 1.11% at March 31, 2017 to 0.99% at June 30, 2017. While the general allowance for pooled loans increased to $2,966,000 from $2,571,000, the specific allowance for impaired loans declined to $247,000 from $900,000. The specific allowance decreased because an impaired commercial loan with a $504,000 allowance at March 31, 2017 was repaid, and another commercial loan with an allowance of $185,000 at March 31, 2017 was charged off.
●	The classified asset ratio for the Bank at June 30, 2017 was 14%, an improvement from 17% at March 31, 2017.

Bank’s Classified Asset Ratio =

[classified loans and other real estate]

[Bank tier 1 capital and ALLL]

●	Annualized net charge-offs (recoveries) as a percentage of average loans were 0.41% for 2Q17, as compared to (0.02%) for 2Q16 and 0.10% for the linked quarter. Four loans were partially charged-off during 2Q17. These loans were from various geographic markets and loan categories, including a $234,000 write-down for a commercial loan where the business cash flows weren’t expected to be sufficient to repay in full and $64,000 write-down for a commercial real estate rental property loan due to vacancies as well as weakness in the secondary source of repayment. Partially offsetting the charge-offs were $36,000 in recoveries. In 2Q16 there was only one small consumer charge off that was more than offset by $31,000 in recoveries. In 1Q17, there were only two charge-offs, including $66,000 on a single family residential property.

CAPITAL LEVELS

Capital for the Bank exceeded "well-capitalized" requirements for each of the four primary capital levels monitored by state and federal regulators. As of June 30, 2017, both the common equity tier 1 and the tier 1 capital ratio capital ratio were 10.90%; the total capital ratio was 11.84%; and the tier 1 leverage ratio was 9.75%.

NET INTEREST INCOME

Net interest income was $3,420,000 for 2Q17, an increase of $41,000 over 2Q16. The Company’s net interest margin (“NIM”) for 2Q17 was 3.80%, down 3 bps compared to 3.83% reported for the same period last year.

The interest expense on subordinated debt that was issued in October 2016, net of interest income, reduced the 2Q17 NIM by 13 bps in 2Q17 as compared to 2Q16. Excluding the impact of the subordinated debt, the NIM would have been 3.93%. The cost of funds, excluding subordinated debt, decreased to 0.77% in 2Q17 as compared to 0.83% in 2Q16 as the ratio of non-interest bearing deposits to total deposits grew over the past twelve months. Another positive contributor to the NIM was an increased yield on earning assets of 4.74% in 2Q17 compared to 4.63% in 2Q16, due to the increase in average loans that was more than the changes in other components of average earning assets.

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Compared to the linked quarter, NIM increased by 8 bps as the earning asset composition shifted slightly to a higher percentage of loans and a lower percentage of overnight funds, while the funding composition shifted toward a higher percentage of non-maturing deposits and a lower percentage of time deposits. The yield on loans was higher than the yield on overnight funds, and the yield on non-maturing deposits was lower than the yield on time deposits. Compared to the linked quarter, the yield on earning assets rose by 8 bps from 4.66% to 4.74%, while the cost of funds, excluding the impact of subordinated debt, was flat at 0.77%.

The loan yield, which includes contractual interest, origination fees, late fees, and prepayment penalties, was 5.08% in 2Q17, a decrease from 5.18% in 2Q16 and an increase from 5.04% in the linked quarter. The decline from the prior year was due to the lower yields on new loans over the past year. The increase from the linked quarter was attributed the 0.25% prime rate increases in both March 2017 and in June 2017.

The 0.25% prime rate increase in June 2017 had a slightly positive impact on the average contractual loan rate of the portfolio. The weighted average contractual loan rate at June 30, 2017 was 4.88% as compared to 4.83% at March 31, 2017 and to 4.87% at June 30, 2016.

NONINTEREST INCOME

For the second quarter of 2017, noninterest income was $338,000, an increase of $26,000 or 8% compared to 2Q16. Increases in bank-owned life insurance (“BOLI”) income and interchange fee income were partially offset by a decrease in other income. BOLI income increased by $42,000 following a $5.5 million investment in BOLI in February 2017. Interchange fee income increased by $11,000 or 10% as debit and credit card usage increased over the past twelve months. Other income declined by $20,000 or 71% from 2Q16 to 2Q17, as 2Q16 income included ancillary income related to commercial loan servicing and collections. The ratio of noninterest income to average assets in 2Q17 was 0.35% on an annualized basis as compared to 0.34% in 2Q16 and 0.31% for the linked quarter.

NONINTEREST EXPENSE

Noninterest expense for 2Q17 totaled $3,409,000, up $441,000 or 15% as compared to the $2,968,000 recorded in 2Q 2016. Specific items to note are as follows:

●	Compensation expense, the largest component of noninterest expense, increased $77,000 or 5%, due to salary and wage increases (up $63,000), overtime pay (up $17,000), and accruals for non-equity incentive compensation (up $10,000). The increase in salaries and wages was attributed to annual raises and to one additional full-time employee on average for 2Q17 compared to 2Q16. Overtime pay was related to the core operating system conversion that was completed in April. The increases were partially offset by a decrease in stock compensation expenses of $23,000 or 78%, as there haven’t been any new option or stock grants since April 2015.
●	Data processing expense increased by $103,000 or 62%, including $77,000 that was attributed directly to the conversion of the core banking system. Conversion expenses paid to the core system vendor and to consultants assisting with the conversion accounted for most of the increase. The conversion was completed in early April 2017. The data processing expense increase was also attributed to ongoing activities: $10,000 for the customer assistance call center that was put into service in November 2016 and $7,000 for improvements to the system used to open deposit accounts.

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●	Professional fees increased by $36,000 or 36%, which were due primarily to increases in outside consultant expenses (up $27,000 or 89%) with smaller increases in audit services (up $6,000 or 14%) and loan review services (up $5,000 or 42%). The increase in consulting fees was attributed to $23,000 for a compensation committee project.
●	Foreclosed asset expenses including maintenance, repairs, losses and write-downs increased by $118,000 or 115%. Write-downs were up by $128,000 due to updated appraisals on three commercial real estate properties. One of those properties was subsequently sold.
●	Stockholder related expenses increased by $33,000 or 157%, mostly due to the additional public company reporting requirements and fees for the holding company. The Bank reorganized into a holding company in August 2016. The increase from 2Q16 to 2Q17 was due to legal expenses associated with the preparation and filing of proxy materials for the annual shareholder meeting and NASDAQ membership expenses.
●	The ratio of noninterest expenses to average assets was 3.54% in 2Q17 as compared to 3.20% in 2Q16, and 3.31% in the linked quarter.

About Carolina Trust BancShares, Inc.
Carolina Trust BancShares, Inc. is a bank holding company and the parent company of Carolina Trust Bank.  Carolina Trust Bank is a full service, state-chartered bank headquartered in Lincolnton, N.C., operating nine full service branches in Lincoln, Catawba, Gaston, Iredell and Rutherford Counties in western North Carolina.

Caution Regarding Forward-Looking Statements: This news release contains forward-looking statements. Words such as “anticipates,” “ believes,” “estimates,” “expects,” “intends,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principles, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Carolina Trust BancShares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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Carolina Trust BancShares, Inc.

Selected Financial Highlights

Dollars in thousands, except share and per share data

	Unaudited	Unaudited	(a)	Unaudited	Unaudited
	6/30/17	3/31/17	12/31/16	9/30/16	6/30/16
Balance Sheet Data:
Total Assets	$390,168	$382,481	$374,917	$372,169	$373,955
Total Deposits	330,893	323,179	318,665	323,041	323,418
Total Loans	324,349	311,609	308,492	301,420	293,157
Reserve for Loan Loss	3,213	3,471	3,393	3,687	3,541
Total Stockholders’ Equity	29,573	29,361	29,013	31,711	31,768

	Comparative Income Statements For the Three Months Ended
	Unaudited 6/30/17	Unaudited 6/30/16	Variance $	Variance %
Income and Per Share Data:
Interest Income	$4,266	$4,083	$183	4%
Interest Expense	846	704	142	20%
Net Interest Income	3,420	3,379	41	1%
Provision for Loan Loss	64	-0-	64	NM
Net Interest Income After Provision	3,356	3,379	(23)	-1%
Non-interest Income	338	312	26	8%
Non-interest Expense	3,409	2,968	441	15%
Income Before Taxes	285	723	(438)	-61%
Income Tax Expense	89	266	(177)	-67%
Net Income	196	457	(261)	-57%
Preferred Stock Dividend	-0-	58	(58)	-100%
Net Income Available to Common Shareholders	$196	$399	$(203)	-51%

Net Income Per Common Share:
Basic	$0.04	$0.09
Diluted	$0.04	$0.08
Average Common Shares Outstanding:
Basic	4,654,880	4,649,558
Diluted	4,722,607	4,696,133

(a)

Note: Derived from audited financial statements

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Carolina Trust BancShares, Inc.

Comparative Income Statements

For the six months ended

Dollars in thousands, except per share data

	Unaudited 6/30/17	Unaudited 6/30/16	Variance $	Variance %
Income and Per Share Data:
Interest Income	$8,343	$8,110	$233	3%
Interest Expense	1,669	1,342	327	24%
Net Interest Income	6,674	6,768	(94)	-1%
Provision for (Recovery of) Loan Loss	215	(80)	295	NM
Net Interest Income After Provision	6,459	6,848	(389)	-6%
Non-interest Income	630	598	32	5%
Non-interest Expense	6,484	6,073	411	7%
Income Before Taxes	605	1,373	(768)	-56%
Income Tax Expense	198	499	(301)	-60%
Net Income	407	874	(467)	-53%
Preferred Stock Dividend	-0-	117	(117)	-100%
Net Income Available to Common Shareholders	$407	$757	$(350)	-46%

Net Income Per Common Share:
Basic	$0.09	$0.16
Diluted	$0.09	$0.16
Average Common Shares Outstanding:
Basic	4,654,635	4,649,558
Diluted	4,728,495	4,695,622

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Carolina Trust BancShares, Inc.

Quarterly Income Statement

Dollars in thousands, except share and per share data

	For the three months ended:
Income and Per Share Data:	Unaudited 6/30/17	Unaudited 3/31/17	Unaudited 12/31/16	Unaudited 9/30/16	Unaudited 6/30/16
Interest Income	$4,266	$4,077	$4,146	$3,966	$4,083
Interest Expense	846	823	838	692	704
Net Interest Income	3,420	3,254	3,308	3,274	3,379
Provision for (Recovery of) Loan Loss	64	151	(149)	202	—
Net Interest Income After Provision	3,356	3,103	3,457	3,072	3,379
Non-interest Income	338	292	282	349	312
Non-interest Expense	3,409	3,076	3,143	3,172	2,968
Income Before Taxes	285	319	596	249	723
Income Tax Expense	89	108	214	164	266
Net Income	196	211	382	85	457
Preferred Stock Dividend	-0-	-0-	47	58	58
Net Income Available to Common Shareholders	$196	$211	$335	$27	$399

Net Income Per Common Share:
Basic	$0.04	$0.05	$0.07	$0.01	$0.09
Diluted	$0.04	$0.04	$0.07	$0.01	$0.08
Average Common Shares Outstanding:
Basic	4,654,880	4,654,386	4,650,563	4,650,221	4,649,558
Diluted	4,722,607	4,734,010	4,703,681	4,699,895	4,696,133

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Carolina Trust BancShares, Inc.

Selected Financial Highlights

Dollars in thousands, except share and per share data

	6/30/17	3/31/17	12/31/16	9/30/16	6/30/16
Capital Ratios:
Common equity tier 1 capital ratio*	10.89%	11.23%	11.40%	8.88%	9.19%
Tier 1 capital ratio*	10.89%	11.23%	11.40%	9.50%	9.83%
Total capital ratio*	11.83%	12.28%	12.46%	10.69%	11.01%
Tier 1 leverage ratio*	9.75%	9.87%	9.64%	8.00%	8.03%

Tangible Common Equity (b)	$29,479	$29,255	$28,896	$29,001	$29,043
Common Shares Outstanding	4,654,880	4,654,880	4,650,808	4,650,558	4,649,558
Book Value per Common Share	$6.35	$6.31	$6.24	$6.26	$6.28
Tangible Book Value per Common Share (b)	$6.33	$6.28	$6.21	$6.24	$6.25

Performance Ratios (annualized):
Return on Average Assets	0.20%	0.23%	0.40%	0.09%	0.49%
Return on Average Common Equity	2.64%	2.92%	4.55%	0.37%	5.57%
Net Interest Margin	3.80%	3.72%	3.63%	3.67%	3.83%

Asset Quality:
Delinquent Loans (30-89 days accruing interest)	$2,615	$911	$1,420	$1,439	$1,449
Delinquent Loans (90 days or more and accruing)	$181	$0	$247	$175	$0
Non-accrual Loans	2,715	2,937	2,628	3,403	1,739
OREO and Repossessed property	583	880	1,011	881	1,234
Total Nonperforming Assets	$3,479	$3,817	$3,886	$4,459	$2,973

Restructured Loans	$4,428	$3,701	$4,616	$4,670	$4,736
Nonperforming Assets / Total Assets	.89%	1.00%	1.04%	1.20%	0.80%
Nonperforming Assets / Equity Capital & ALLL	10.61%	11.63%	11.98%	12.58%	8.42%
Allowance for Loan Losses / Nonperforming Assets	92.36%	90.94%	87.32%	82.68%	119.11%
Allowance for Loan Losses / Total Loans	0.99%	1.11%	1.10%	1.22%	1.21%
Net Loan Charge-offs (Recoveries)	$322	$73	$145	$56	($20)
Net Loan Charge-offs (Recoveries) / Average Loans (%)	0.41%	0.10%	0.19%	0.07%	(0.03%)
(annualized)

Note: Financial information is unaudited.

*Note: Capital ratios are presented for Carolina Trust Bank which reports these ratios to the Federal Financial Institutions Examination Council on form FFIEC 051 (6-30-2017 and 3-31-2017) and on form FFIEC 041 (6-30-16 through 12-31-16).

(b) Note

Reconciliation of non-GAAP to GAAP:

	6/30/17	3/31/17	12/31/16	9/30/16	6/30/16

Stockholders’ equity (GAAP)	$29,573	$29,361	$29,013	$31,711	$31,768
Less: Preferred stock	-0-	-0-	-0-	2,580	2,580
Less: Core deposit intangible	94	106	117	130	145
Tangible Common Equity (non-GAAP)	29,479	29,255	28,896	29,001	29,043
Common Shares Outstanding	4,654,880	4,654,880	4,650,808	4,650,558	4,649,558
Tangible Book Value per Common Share (non-GAAP)	$6.33	$6.28	$6.21	$6.24	$6.25

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